EXHIBIT 99.2

For More Information Contact:
Aaron Pearce (414) 438-6895

Brady Corporation increases dividend to shareholders for the 28th straight year

MILWAUKEE (September 11, 2013)---Brady Corporation's (NYSE: BRC) Board of Directors has announced an increase in its annual dividend to shareholders of the company's Class A Common stock from $0.76 per share to $0.78 per share. A quarterly dividend of $0.195 per share will be paid on October 31, 2013 to shareholders of record at the close of business on October 10, 2013. This dividend represents the 28th consecutive annual increase in dividends.
    Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady's products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2013 employed approximately 7,400 people in its worldwide businesses. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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